UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 6, 2006, Arbinet-thexchange, Inc. (the “Company”) issued a press release, which is attached hereto.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2006, which contains important information regarding the Company’s 2006 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, the firm assisting the Company in the solicitation of proxies, toll-free at (888) 750-5834.

GLASS LEWIS RECOMMENDS ARBINET STOCKHOLDERS VOTE

“FOR” THE COMPANY’S NOMINEES ON THE WHITE PROXY CARD

New Brunswick, NJ, June 6, 2006 – Arbinet-thexchange, Inc. (NASDAQ: ARBX) today announced Glass Lewis & Co., a leading independent proxy advisory firm, has recommended that Arbinet stockholders vote FOR the Company’s nominees on the WHITE proxy card at the Company’s Annual Meeting on June 15, 2006. Glass Lewis’s analysis and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

In its analysis, Glass Lewis stated the following regarding Messrs. Mashinsky’s and Marmon’s lack of substantive strategy:

•	“After a careful examination of both plans, we believe the Dissident’s plan for improvement lacks specific proposals for growth or operational improvement that are superior to management’s current strategy.”

Regarding Messrs. Mashinsky’s and Marmon’s proposed compensation package, which could result in their owning 40% of the Company, Glass Lewis stated:

•	“Although the options are currently underwater with the lowest strike price set at $10.00, we believe the aggregate consideration is excessive and, if exercised, would be highly dilutive to current shareholders.”

Regarding Arbinet’s current Board and management team, Glass Lewis stated:

•	“[W]e believe the current management and board should be given an opportunity to implement their growth strategy and creating value for shareholders.”

“We are pleased that Glass Lewis recommends that Arbinet stockholders vote FOR the Company’s director nominees on the WHITE proxy card,” said Curt Hockemeier, Arbinet’s President and Chief Executive Officer. “We believe that through the continued rollout of the growth initiatives developed by Arbinet’s Board and management, Arbinet is on the cusp of an exciting future.”

Arbinet also issued the following statement regarding a report from Institutional Shareholder Services:

“We believe ISS reached the wrong conclusion. We believe that electing Alex Mashinsky and Robert Marmon could likely create an unhealthy degree of uncertainty and confusion at Arbinet – at all levels of the Company. Their election to the Board may derail the progress that Arbinet’s Board and management have already made toward our strategic plan and threaten the Company’s customer relationships, which are essential to Arbinet’s success.”

Arbinet stockholders are reminded that their vote is important. The Company urges stockholders who have questions or need assistance in voting their shares to contact Arbinet’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

Permission to use quotations from Glass Lewis & Co. neither sought nor obtained.

About Arbinet

Arbinet solutions simplify the exchange of digital communications in a converging world. These include exchanges, a transaction management platform and managed services which streamline performance and improve profitability for Members.

Arbinet’s 600+ voice and data Members, including all 10 of the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2005. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

Contacts:

Barrett Golden / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449